EXHIBIT 10.18

                 AMENDMENT TO AGREEMENT FOR WHOLESALE FINANCING

     This Amendment to Agreement for Wholesale Financing is made to that certain Agreement for Wholesale Financing entered into by and between GTSI Corp. (f/k/a Government Technology Services, Inc.) ("Dealer") and Deutsche Financial Services Corporation ("DFS") as of June 27, 1996, as amended ("Agreement").

     FOR VALUE RECEIVED, Dealer and DFS agree to amend the Agreement as follows:

     1. All references in the Agreement to "Government Technology Services, Inc." shall be deemed to be references to "GTSI Corp."

     2. Dealer hereby confirms its understanding of the discretionary nature of its credit facility established pursuant to the terms of the Agreement. The foregoing notwithstanding, DFS hereby confirms that it has established a facility available for Dealer's inventory purchases under the terms of the Agreement in the amount of Thirty-five Million Dollars ($35,000,000). DFS is not permitted to increase the foregoing facility amount without the prior written consent of a majority, by number, of the "Lenders" (as that terms is defined in the Credit Agreement), excluding DFS as a Lender for purposes of such calculation.

     3. The following paragraph shall be incorporated into the Agreement as if fully and originally set forth therein and shall replace in their entirety any previous provisions concerning the subject matter hereof:

     "Financial Covenants. Dealer agrees that it will:

          (a) as of the last day of each calendar quarter set forth below, maintain a Tangible Net Worth plus Subordinated Debt in the combined amount of not less than the amount shown below for the period corresponding thereto:

          Period                                                        Amount
          ------                                                        ------

          Calendar quarter ending 9/30/00                           $40,000,000

          Calendar quarter ending 12/31/00                          $40,000,000

          Calendar quarter ending 3/31/01                           $40,000,000


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          Calendar quarter ending 6/30/01                           $40,000,000;

          (b) as of the last day of each calendar quarter set forth below, maintain a ratio of Debt minus Subordinated Debt to Tangible Net Worth plus Subordinated Debt of not more than the amount shown below for the period corresponding thereto:

          Period                                                        Ratio
          ------                                                        -----

          Calendar quarter ending 09/30/00                           7.0 to 1.0

          Calendar quarter ending 12/31/00                           4.0 to 1.0

          Calendar quarter ending 3/31/01                            4.0 to 1.0

          Calendar quarter ending 6/30/01                            4.0 to 1.0;

          (c) as of the last day of each calendar quarter set forth below, maintain a ratio of Current Assets to current liabilities of not less than the amount shown below for the period corresponding thereto:

          Period                                                        Ratio
          ------                                                        -----

          Calendar quarter ending 9/30/00                            1.1 to 1.0

          Calendar quarter ending 12/31/00                           1.2 to 1.0

          Calendar quarter ending 3/31/01                            1.2 to 1.0

          Calendar quarter ending 6/30/01                            1.2 to 1.0;

          (d) for the fiscal year of Borrower ending December 31, 2000, and each fiscal year-end thereafter, Borrower shall achieve net income, before giving effect to provisions for income taxes, of at least Two Million Dollars ($2,000,000.00).


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          Prior to September 30, 2001, Agent and Borrower shall renegotiate the above financial covenants for application to any subsequent periods of this Agreement. If on or prior to September 30, 2001, the parties fail to execute a written amendment to this Agreement providing for such revised financial covenants for any subsequent periods of this Agreement, then the above financial covenants in effect for the calendar quarter ending June 30, 2001, shall be and remain in effect, until such amendment is executed and in full force and effect.

For purposes of this paragraph: (i) "Tangible Net Worth" means the book value of Borrower's assets less liabilities (including as liabilities all recorded reserves for contingencies and other potential liabilities), excluding from such assets all Intangibles; (ii) "Intangibles" means and includes general intangibles (as that term is defined in the UCC); accounts receivable and advances due from officers, directors, member, owner, employees, stockholders and affiliates; leasehold improvements net of depreciation; licenses; good will; prepaid expenses (except for those determined by Agent, in its sole discretion, not to be Intangible); escrow deposits (except for those determined by Agent, in its sole discretion, not to be Intangible); covenants not to compete; the excess of cost over book value of acquired assets; franchise fees; organizational costs; finance reserves held for recourse obligations; capitalized research and development costs; and such other similar items as DFS may from time to time determine in DFS' sole discretion; (iii) "Debt" means all of Borrower's liabilities and indebtedness for borrowed money of any kind and nature whatsoever, whether direct or indirect, absolute or contingent, and including obligations under capitalized leases, guaranties or with respect to which Borrower has pledged assets to secure performance, whether or not direct recourse liability has been assumed by Borrower; (iv) "Subordinated Debt" means all of Borrower's Debt which is subordinated to the payment of Borrower's liabilities to the Lenders by an agreement in form and substance satisfactory to Agent; and (v) "Current Assets" means Borrower's current assets. The foregoing terms will be determined in accordance with GAAP consistently applied, and, if applicable, on a consolidated basis ("Financial Covenants")."

4. Each and every reference in the Agreement to the "Credit Agreement" shall be deemed to refer to that certain Second Amended and Restated Business Credit and Security Agreement among Dealer, DFS, DFS as agent, and certain lenders named therein, dated on July 28, 1997, as amended from time to time.

5. Paragraph number 9 of the Agreement shall be deleted in its entirety and replaced with the following:

"9. Payment Terms/Paydown. Dealer will immediately pay DFS the principal indebtedness owed DFS on each item of Collateral financed by DFS (as shown on the Statement of Transaction identifying such Collateral) on the earliest occurrence of any of the following events: (a) when such Collateral is lost, stolen or damaged; (b) for Collateral financed under Pay-As-Sold ("PAS") terms (as shown on the Statement of Transaction identifying such Collateral), when such


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     Collateral is sold, transferred, rented, leased, otherwise disposed of or matured; (c) in strict accordance with any curtailment schedule for such Collateral (as shown on the Statement of Transaction identifying such Collateral); (d) for Collateral financed under Scheduled Payment Program ("SPP") terms (as shown on the Statement of Transaction identifying such Collateral), in strict accordance with the installment payment schedule; and (e) when otherwise required under the terms of any financing program agreed to in writing by the parties.

     Dealer will forward to DFS by the 10th day of each month a Collateral Summary Report (as defined below) dated as of the last day of the prior month. Regardless of the SPP terms pertaining to any Collateral financed by DFS, and notwithstanding any scheduled payments made by Dealer after the Determination Date (as defined below), if DFS determines, after reviewing the Collateral Summary Report, after conducting an inspection of the Collateral or otherwise, that (i) Collateral Liquidation Value as of the Determination Date is less than (ii) One Hundred and Twenty-Five Percent (125%) of the total current outstanding indebtedness owed by Dealer to DFS as of the date of the Collateral Summary Report, inspection or any other date on which a paydown is otherwise required hereunder, as applicable (the 'Determination Date'), Dealer will immediately upon demand pay to DFS the amount necessary so that the Collateral Liquidation Value as of the Determination Date equals or exceeds One Hundred and Twenty-Five Percent (125%) of the total current outstanding indebtedness owed by Dealer as of the Determination Date.

     The term 'Collateral Summary Report' is defined herein to mean a report compiled by Dealer specifying: (a) the total aggregate wholesale invoice price of all of Dealer's inventory financed by DFS that is unsold and in Dealer's possession and control as of the date of such Report; and (b) the total aggregate wholesale invoice price of all of Dealer's inventory not financed by DFS that is unsold and in Dealer's possession and control as of the date of such Report: in each case to the extent DFS has a first priority, fully perfected security interest therein.

     The term 'Collateral Liquidation Value' is defined herein to mean: (a) one hundred percent (100%) of the total aggregate wholesale invoice price of all of Dealer's inventory financed by DFS that is unsold, in unopened boxes or other containers, as applicable, and in Dealer's possession and control as of the date of the Collateral Summary Report and not aged more than six
     (6) months from the date of invoice, and (b) fifty percent (50%) of the total aggregate wholesale invoice price of all Dealer's inventory not financed by DFS that is unsold, in unopened boxes or other containers, as applicable, and in Dealer's possession and control as of the date of the Collateral Summary Report and not aged more than six (6) months from the


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     date of invoice; in each case to the extent DFS has a first priority, fully perfected security interest therein subject to the terms of that certain Subordination Agreement dated as of July 28, 1997 among DFS, in its individual capacity, DFS, as agent, and certain lenders named therein;.

     If Dealer from time to time is required to make immediate payment to DFS of any past due obligation discovered during any Collateral audit, upon review of a Collateral Summary Report or at any other time, Dealer agrees that acceptance of such payment by DFS shall not be construed to have waived or amended the terms of its financing program. The proceeds of any Collateral received by Dealer will be held by Dealer in trust for DFS' benefit, for application as provided in this Agreement. Dealer will send all payments to DFS' branch office(s) responsible for Dealer's account. DFS may apply: (i) payments to reduce finance charges first and then principal, regardless of Dealer's instructions; and (ii) principal payments to the oldest (earliest) invoice for Collateral financed by DFS, but, in any event, all principal payments will first be applied to such Collateral which is sold, lost, stolen, damaged, rented, leased, or otherwise disposed of or unaccounted for. Any third party discount, rebate, bonus or credit granted to Dealer for any Collateral will not reduce the debt Dealer owes DFS until DFS has received payment therefor in cash. Dealer will: (1) pay DFS even if any Collateral is defective or fails to conform to any warranties extended by any third party; (2) not assert against DFS any claim or defense Dealer has against any third party; and (3) indemnify and hold DFS harmless against all claims and defenses asserted by any buyer of the Collateral relating to the condition of, or any representations regarding, any of the Collateral. Dealer waives all rights of offset and counterclaims Dealer may have against DFS."

     All other terms as they appear in the Agreement, to the extent consistent with the foregoing, are ratified and remain unchanged and in full force and effect.

     IN WITNESS WHEREOF, Dealer and DFS have executed this Amendment to Agreement for Wholesale Financing this 13th day of March, 2001.

                                        GTSI Corp.

ATTEST:                            By:_________________________

                                   Title:______________________


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                                                 (Assistant) Secretary

                                         DEUTSCHE FINANCIAL SERVICES CORPORATION

                                         By:____________________________________

                                         Title:_________________________________


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